UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 30, 2018

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On July 30, 2018, Richard Rominger delivered a letter tendering his resignation from the board of directors (the “Board”) of Marrone Bio Innovations, Inc. (the “Company”), effective August 2, 2018. Mr. Rominger’s decision to resign was based on his desire to retire and the Nominating and Corporate Governance Committee of the Board having identified two new director nominees to serve as Class II directors. The Board thanks Mr. Rominger for his twelve years of service as a director, since the Company’s incorporation in 2006, and wishes him well in his retirement.

Appointment of Directors

On August 2, 2018, the Board approved an increase in the size of the Board to seven people, with the vacancy on the Board being in Class II. In addition, on August 2, 2018, the Board appointed Keith McGovern and Stuart Woolf to fill the two vacancies on the Board created by the foregoing increase and Mr. Rominger’s resignation, with Messrs. McGovern and Woolf each serving as Class II directors of the Company with terms to each expire at our 2021 Annual Meeting of Stockholders. Messrs. McGovern and Woolf will each serve on the Compensation Committee of the Board and the Nominating and Corporate Governance Committee of the Board.

McGovern has over 30 years of experience in the agriculture industry, specializing in leading commercial potato farming and potato processing operations. He is President of R.D. Offutt Farms, a division of R.D. Offutt Company, one of the largest farming and food processing concerns in the United States. Mr. McGovern joined R.D. Offutt Company in August 1988. Mr. McGovern serves on the Management Committee of Lamb-Weston/RDO Frozen, a joint venture frozen potato product processing plant. He also serves on the Board of Alliance for Potato Research and Education, and on the Board of Governors of Idahoan Foods, LLC, a major producer of potato flake products. McGovern is a graduate of Embry Riddle Aeronautical University with a degree in Aeronautical Science.

Mr. Woolf has served as President and CEO of Woolf Farming & Processing since 2002. He also serves as the Managing Partner for Harris Woolf California Almonds, a processor and handler of raw almonds, and Los Gatos Tomato Products, which manufactures bulk tomato paste for industrial users. Mr. Woolf has served as Chairman of the California League of Food Processors, the Almond Board of California, and of the University of California President’s Commission of Agriculture and Natural Resources. Mr. Woolf currently serves on the board of Ruiz Food Products and Western Growers Association. Mr. Woolf received a bachelor’s degree in Liberal Arts from the University of California at Berkeley and an MBA at Boston College.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among each of Messrs. McGovern and Woolf, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

On August 2, 2018, the Company issued a press release announcing the appointment of Messrs. McGovern and Woolf to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events

On August 4, 2018, shares of the Company’s common stock issued in our private placement and debt refinancing transactions that closed on February 5, 2018 (the “Financing Transactions”), including shares issuable upon exercise of warrants, will no longer be subject to the lock-up under the Registration Rights Agreement, dated as of December 15, 2017, by and among the Company each investor participating in the Company’s Financing Transactions, or, if applicable, under the Voting and Lock-up Agreement, dated as of February 5, 2018, among certain of such investors. As of August 4, 2018, each of these investors will be eligible to sell their shares under the Company’s registration statement on Form S-3, as amended (File No. 333- 224193) declared effective on May 25, 2018 by the Securities and Exchange Commission.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Marrone Bio Innovations, Inc., dated August 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: August 2, 2018	By:	/s/ Linda V. Moore
Linda V. Moore
Executive Vice President, General Counsel and Secretary